U.S. Securities and Exchange Commission

                             Washington, D.C. 20549

                               AMENDMENT No. 2 to
                                   FORM 10-SB

              GENERAL FORM FOR REGISTRATION OF SECURITIES OF SMALL
                                BUSINESS ISSUERS

        Under Section 12(b) or (g) of the Securities Exchange Act of 1934

                         GENERAL AMERICAN ROYALTY, INC.
                 (Name of Small Business Issuer in its charter)

                 Delaware                                 75-2468002
       ----------------------------------------------------------------------
         (State or other jurisdiction of        (I.R.S. Employer Identification
            incorporation or organization)                Number)

       One Energy Square, 4925 Greenville Ave., Ste. 717, Dallas, TX 75206
               (Address of principal executive offices) (Zip Code)

                     Issuers' telephone number: 214-361-8535


           Securities to be registered under Section 12(b) of the Act:


        Title of each class              Name of each exchange on which
        to be so registered               each class is to be registered



    ---------------------------          -------------------------------


    ---------------------------          -------------------------------

    ---------------------------          -------------------------------


           Securities to be registered under Section 12(g) of the Act:


                          Common Stock $0.001 par value
                          -----------------------------
                                (Title of class)

                                    EXHIBITS

     Index to Exhibits. The following exhibits are included as part of this registration statement:

Exhibit Number                      Description of Exhibit


      10                            Consent of Coopers & Lybrand
                                    L.L.P.

      27                            Financial Data Schedule

                                            SIGNATURES


         In accordance with Section 12 of the Securities Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                           GENERAL AMERICAN ROYALTY, INC.



August 13, 1997                            By: /s/ James F. Smith
                                              ------------------------
                                              James F. Smith, President

Exhibit 10


[Coopers
 & Lybrand Letterhead]


                       CONSENT OF INDEPENDENT ACCOUNTANTS




We consent to the inclusion in this registration statement on Form 10-SB of our report, which includes an explanatory paragraph addressing the restatement of the previously issued financial statements, dated November 30, 1996, except as to the information presented in Note 6, for which the date is January 21, 1997, on our audit of the financial statements of General American Royalty, inc.




                                               /s/ Coopers & Lybrand L.L.P.
                                               ----------------------------

Dallas, Texas
August 12, 1997